Exhibit 99.03

Mango Capital Launches Aspyre Settlement Funding

Somers, New York, March 1, 2011 Mango Capital, Inc. (OTC BB: MCAP.OB) announced today that it has expanded its market focus into consumer financial service markets with a new subsidiary, Aspyre Settlement Funding, Inc. Mango Capital (“Mango”) previously announced its move into the funding of structured settlements through the acquisition of a Structured Settlement Investments, LP in December 2010. The re-branding as Aspyre Settlement Funding, Inc. (“Aspyre”) provides a fresh approach to the structured settlement funding effort. Through the Aspyre brand, Mango also intends to develop products and services in consumer card and payments markets.

Michael Betzig, Aspyre’s President, noted that “the Aspyre management team has deep experience in this unique market and we look forward to growing our business in an economic environment where our services are more critical than ever to our customer base. Recent reports estimate that the number of unbanked or under-banked Americans is around 100 million. Aspyre is poised to add innovative, high quality service solutions which address the new realities facing so many Americans.”

To assist in its expansion efforts, Aspyre announced the addition of Houston G. Winn as its Chief Marketing Officer. Mr. Winn has a distinguished background in marketing, promotion and film production. Mr. Winn recently completed the production of Aspyre’s new television advertisements which are scheduled to air beginning in March.

Dennis M. Goett, Mango’s Chairman & CEO, stated, “Aspyre gives us a beachhead from which to provide settlement funding and cash services to consumers. We have enhanced our capabilities with the addition of Houston Winn to drive our creative and marketing efforts. The need is growing every day in this recessionary environment. We see a growing number of Americans are ineligible for standard bank services. Check cashing services are expensive, leave consumers exposed with too much cash on hand, provide no security for their money and do not provide payment solutions for retail outlets and the Internet. There is a real need for fairly priced services with a high level of customer care to help these consumers fully participate in our economy.”

For additional information regarding Aspyre Settlement Funding, please visit Aspyre’s new website, www.aspyresettlements.com.

Mango Capital’s new website is www.mangocap.com. Mango Capital can be reached at (914) 315-9756.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Mango Capital, Inc. (MCAP.OB) may differ materially from these statements due to a number of factors. Mango Capital, Inc. assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.